Nucor Reports Results For Third Quarter And Nine Months Of 2013

CHARLOTTE, N.C., Oct. 17, 2013 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $147.6 million, or $0.46 per diluted share, for the third quarter of 2013. By comparison, Nucor reported net earnings of $85.1 million, or $0.27 per diluted share, in the second quarter of 2013 and net earnings of $110.3 million, or $0.35 per diluted share, in the third quarter of 2012.

In the first nine months of 2013, Nucor reported consolidated net earnings of $317.5 million, or $0.99 per diluted share, compared with consolidated net earnings of $367.7 million, or $1.15 per diluted share, in the first nine months of last year.

Third quarter of 2013 earnings were negatively affected by a net $14.0 million ($0.03 per diluted share) partial write down of inventory and fixed asset balances associated with the collapse of a storage dome at Nucor Steel Louisiana in St. James Parish on September 25, 2013. There were no injuries sustained, and there was no environmental impact. Nucor Steel Louisiana was finishing construction of its new direct reduced iron (DRI) plant on the site and preparing to begin production. The start-up of operations will now be delayed until the end of the year.

Nucor recorded a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $18.0 million ($0.03 per diluted share) in the third quarter of 2013, compared with no charge or credit recorded in the second quarter of 2013 and a credit of $84.0 million ($0.16 per diluted share) recorded in the third quarter of 2012. As a result, there is no LIFO charge in the first nine months of 2013, compared with a LIFO credit of $84.0 million ($0.16 per diluted share) in the first nine months of 2012. Third quarter of 2012 earnings were also affected by non-cash inventory purchase accounting adjustments following the acquisition of Skyline Steel LLC in June of 2012 of $28.2 million ($0.06 per diluted share) and a loss on the sale of assets of Nucor Wire Products Pennsylvania, Inc. of $17.6 million ($0.04 per diluted share).

Nucor's consolidated net sales increased 6% to $4.94 billion in the third quarter of 2013 compared with $4.67 billion in the second quarter of 2013 and increased 3% compared with $4.80 billion in the third quarter of 2012. Average sales price per ton increased slightly from the second quarter of 2013 and decreased 4% from the third quarter of 2012. Total tons shipped to outside customers were 6,166,000 tons in the third quarter of 2013, a 6% increase over the second quarter of 2013 and a 7% increase over the third quarter of 2012. Total third quarter steel mill shipments increased 6% over the third quarter of 2012 and increased 7% from the second quarter of 2013. Third quarter downstream steel products shipments to outside customers decreased 4% from the third quarter of 2012 and increased 2% over the second quarter of 2013.

In the first nine months of 2013, Nucor's consolidated net sales decreased 5% to $14.16 billion, compared with $14.98 billion in last year's first nine months. Total tons shipped to outside customers increased 1% over the first nine months of 2012, while average sales price per ton decreased 6%.

The average scrap and scrap substitute cost per ton used in the third quarter of 2013 was $372, a decrease of 1% from $377 in the second quarter of 2013 and a decrease of 2% from $380 in the third quarter of 2012. The average scrap and scrap substitute cost per ton used in the first nine months of 2013 was $376, a decrease of 10% from $418 in the first nine months of 2012.

Overall operating rates at our steel mills in the third quarter (78%) were up from the second quarter (73%) and from last year's third quarter (71%). Year-to-date steel mill utilization decreased from 75% in the third quarter of 2012 to 74% in the third quarter of 2013.

Our liquidity position has improved to $1.77 billion in cash and cash equivalents, short-term investments, and restricted cash at the end of the third quarter, compared with $749.2 million at the end of the second quarter. During the third quarter, we issued $500.0 million of 4.00% notes due in 2023 and $500.0 million of 5.20% notes due in 2043. The bond offering effectively refinanced $900.0 million of debt that matured between the fourth quarter of 2012 and the second quarter of 2013. The weighted average interest rate of the new debt is 35 basis points lower than the retired debt, and the new debt also lengthens our debt maturity profile with its weighted average term to maturity of 20 years. In addition, our undrawn $1.5 billion revolving credit facility has been amended and restated to extend the maturity date to August 2018. Cash flows from operations continue to be strong and was $883.6 million through the third quarter of 2013.

In September, Nucor's board of directors declared a cash dividend of $0.3675 per share payable on November 8, 2013 to stockholders of record on September 27, 2013. This dividend is Nucor's 162nd consecutive quarterly cash dividend, a record we expect to continue.

Our third quarter operating performance in the steel mills segment improved significantly compared with second quarter performance mainly due to better pricing for sheet steel. Sheet steel profitability improved as a result of competitor supply disruptions, customer inventory restocking and some market demand improvement. Structural steel profitability also improved due to Nucor-Yamato Steel's higher production following its 17 day planned outage during the second quarter and customer inventory restocking. It is also worth noting that our fabricated construction products businesses (rebar fabrication, joist and decking, and pre-engineered metal buildings) have had operating profits in five of the last six quarters.

Although we expect stability in metal margins, we typically experience lower shipping volumes in the fourth quarter due to seasonal factors. Additionally, we expect extended planned outages during the fourth quarter at our SBQ mill in Norfolk, Nebraska, our sheet mill in Berkeley County, South Carolina, and our structural mill in Blytheville, Arkansas in preparation for our previously announced capital expansion projects at those facilities. As a result, we currently expect to see moderately lower earnings for the fourth quarter of 2013.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2012 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 17, 2013 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Sept. 28, 2013	Sept. 29, 2012	Percentage Change	Sept. 28, 2013	Sept. 29, 2012	Percentage Change
Steel mills production	5,202	4,819	8%	14,912	15,139	-1%
Steel mills total shipments	5,359	5,043	6%	15,459	15,480	-

Sales tons to outside customers:
Steel mills	4,640	4,313	8%	13,248	13,352	-1%
Joist	86	78	10%	248	217	14%
Deck	90	80	13%	242	221	10%
Cold finished	113	118	-4%	359	388	-7%
Fabricated
concrete reinforcing steel	305	343	-11%	813	915	-11%
Other	932	836	11%	2,801	2,521	11%
	6,166	5,768	7%	17,711	17,614	1%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	Sept. 28, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012

Net sales	$ 4,940,936	$ 4,801,206	$ 14,157,296	$ 14,977,999

Costs, expenses and other:
Cost of products sold	4,532,393	4,452,473	13,132,412	13,848,809
Marketing, administrative and other expenses	125,126	114,392	364,501	334,039
Equity in (earnings) losses
of unconsolidated affiliates	(2,252)	2,261	(2,665)	9,093
Impairment of non-current assets	-	-	-	30,000
Interest expense, net	37,467	40,305	109,186	123,028
	4,692,734	4,609,431	13,603,434	14,344,969
Earnings before income
taxes and noncontrolling interests	248,202	191,775	553,862	633,030
Provision for income taxes	70,087	61,883	158,749	200,159
Net earnings	178,115	129,892	395,113	432,871
Earnings attributable to
noncontrolling interests	30,518	19,584	77,582	65,160
Net earnings attributable to
Nucor stockholders	$ 147,597	$ 110,308	$ 317,531	$ 367,711

Net earnings per share:
Basic	$0.46	$0.35	$0.99	$1.15
Diluted	$0.46	$0.35	$0.99	$1.15

Average shares outstanding:
Basic	319,341	318,463	318,979	318,042
Diluted	319,526	318,520	319,132	318,113

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Sept. 28, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 1,722,909	$ 1,052,862
Short-term investments	48,476	104,167
Accounts receivable, net	1,918,165	1,707,317
Inventories, net	2,439,847	2,323,641
Other current assets	339,480	473,377

Total current assets	6,468,877	5,661,364

Property, plant and equipment, net	4,697,339	4,283,056

Restricted cash and investments	393	275,163

Goodwill	1,983,617	2,004,538

Other intangible assets, net	896,407	959,240

Other assets	1,045,143	968,698

Total assets	$ 15,091,776	$ 14,152,059

LIABILITIES
Current liabilities:
Short-term debt	$ 38,203	$ 29,912
Long-term debt due within one year	-	250,000
Accounts payable	1,137,352	1,046,713
Salaries, wages and related accruals	288,730	279,898
Accrued expenses and other current liabilities	529,204	423,045

Total current liabilities	1,993,489	2,029,568

Long-term debt due after one year	4,380,200	3,380,200

Deferred credits and other liabilities	854,814	856,917

Total liabilities	7,228,503	6,266,685

EQUITY
Nucor stockholders' equity:
Common stock	150,968	150,805
Additional paid-in capital	1,841,499	1,811,459
Retained earnings	7,088,630	7,124,523
Accumulated other comprehensive income,
net of income taxes	22,545	56,761
Treasury stock	(1,498,436)	(1,501,977)
Total Nucor stockholders' equity	7,605,206	7,641,571

Noncontrolling interests	258,067	243,803

Total equity	7,863,273	7,885,374

Total liabilities and equity	$ 15,091,776	$ 14,152,059

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	Sept. 28, 2013	Sept. 29, 2012

Operating activities:
Net earnings	$ 395,113	$ 432,871
Adjustments:
Depreciation	390,495	394,690
Amortization	56,051	53,518
Stock-based compensation	40,551	42,858
Deferred income taxes	10,881	(42,548)
Distributions from affiliates	7,708	-
Equity in (earnings) losses of unconsolidated affiliates	(2,665)	9,093
Impairment of non-current assets	-	30,000
Loss on assets	14,000	17,563
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	(204,540)	62,787
Inventories	(129,280)	41,662
Accounts payable	122,520	21,668
Federal income taxes	70,210	11,248
Salaries, wages and related accruals	12,796	(52,561)
Other	99,800	101,835

Cash provided by operating activities	883,640	1,124,684

Investing activities:
Capital expenditures	(887,929)	(613,777)
Investment in and advances to affiliates	(64,762)	(66,423)
Repayment of advances to affiliates	42,000	32,500
Disposition of plant and equipment	29,328	42,574
Acquisitions (net of cash acquired)	-	(763,657)
Purchases of investments	(19,349)	(409,403)
Proceeds from the sale of investments	73,428	1,341,913
Proceeds from the sale of restricted investments	148,725	209,930
Changes in restricted cash	126,045	(38,301)
Other investing	4,862	-

Cash used in investing activities	(547,652)	(264,644)

Financing activities:
Net change in short-term debt	8,331	28,983
Proceeds from long-term debt, net of discount	999,100	-
Repayment of long-term debt	(250,000)	-
Bond issuance costs	(7,625)	-
Issuance of common stock	-	10,515
Excess tax benefits from stock-based compensation	2,100	4,377
Distributions to noncontrolling interests	(63,318)	(66,562)
Cash dividends	(353,155)	(349,538)
Other financing activities	110	962

Cash provided by (used in) financing activities	335,543	(371,263)

Effect of exchange rate changes on cash	(1,484)	3,775

Increase in cash and cash equivalents	670,047	492,552

Cash and cash equivalents - beginning of year	1,052,862	1,200,645

Cash and cash equivalents - end of nine months	$ 1,722,909	$ 1,693,197

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (30,416)	$ 77,764

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208